SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2003

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

        On December 2, 2003, our wholly owned subsidiary, PMA Capital Insurance Company, executed a definitive agreement with Imagine Insurance Company Limited ("Imagine") selling the renewal rights to its finite reinsurance business and giving Imagine the exclusive option for, in general, a period of 60 or 120 days following the expiration date of a contract depending upon when the contract expires to assume certain of its finite reinsurance contracts currently in force through novation agreements with the applicable ceding companies. In addition, the agreement provides that PMA Capital Insurance Company and Imagine may, from time to time, agree to the sale and purchase of certain additional assets. Under the terms of the agreement, the purchase price Imagine will pay to PMA Capital Insurance Company will be based upon the amount of in-force business either renewed or novated by Imagine and any additional assets purchased, which we cannot currently estimate, but in no event will the purchase price be less than $1.25 million. Accordingly, we cannot currently estimate whether the transaction will be material to our results of operations or liquidity.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: December 3, 2003	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial Officer and Treasurer